UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 26, 2007

Date of Report (Date of earliest event reported)

NPS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23272	87-0439579

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

550 Hills Drive, 3rd Floor

Bedminster, NJ 07921

(Address of principal executive offices)

(908) 450-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 26, 2007 we entered into a definitive agreement which licenses to Nycomed the rights to develop and commercialize GATTEX(TM) (teduglutide) outside the United States, Canada and Mexico for the treatment of gastrointestinal disorders. Under the terms of the agreement, NPS has the potential to earn up to $185 million plus royalties. As an upfront payment, NPS will receive from Nycomed $35 million: a $10 million nonrefundable commitment fee upon signing the agreement and $25 million within two weeks following the announcement of topline results from the recently completed Phase 3 study of GATTEX in patients with short bowel syndrome (SBS), which is expected early in the fourth quarter of 2007. Nycomed has the right to end the collaboration within two weeks of the announcement of these results and forego the $25 million payment. In addition, NPS has the potential to earn more than $150 million in payments related to the attainment of certain regulatory milestones for the SBS indication, the successful development of new indications and the achievement of sales-based milestones. Additionally, the agreement provides for double-digit royalties on GATTEX sales in the Nycomed territories. NPS will complete the current GATTEX clinical program in short bowel syndrome and Nycomed will share future development costs 50:50 with NPS to advance and broaden the indications for GATTEX.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the agreement and the exhibits thereto, which will be attached to our periodic reports we file with the SEC.

Item 8.01	Other Events.

On September 26, 2007, NPS Pharmaceuticals issued the press release attached to this report as Exhibit 99.1, the contents of which are incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued by NPS Pharmaceuticals, Inc. on September 26, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2007	NPS PHARMACEUTICALS, INC.

	By:	/s/ VAL R. ANTCZAK
Val R. Antczak, Senior Vice President, Legal Affairs, General Counsel and Secretary